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                                                                     EXHIBIT 8.1

                       [LETTERHEAD OF HOPKINS & SUTTER]



                                April 12, 2000

Comdisco, Inc.
6111 North River Road
Rosemont, IL 60018

     Re: Certain Federal Income Tax Consequences of the Issuance of Tracking Stock by Comdisco, Inc.
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Ladies and Gentlemen:

     We have acted as tax counsel to Comdisco, Inc. ("Comdisco") in connection with the preparation of its Proxy Statement dated March 20, 2000 (the "Proxy Statement"), and in connection with the registration of the public offering of up to $150,000,000 of Comdisco Ventures common stock ("Venture Tracking Stock"). (All terms used herein without definition shall have the meanings set forth in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-3 filed by Comdisco with the Securities and Exchange Commission on April 12, 2000.) In connection therewith you have requested our opinion regarding (i) the federal income tax consequences to Comdisco and its shareholders of the implementation of the Tracking Stock Proposal (as defined in the Proxy Statement) and (ii) the accuracy of the discussion included in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations."

    In rendering the opinions expressed herein, we have examined (i) the Proxy Statement, the Prospectus, and the Annexes thereto, (ii) the Amended and Restated Certificate of Incorporation of Comdisco to be filed upon approval of the tracking stock proposal (the "Restated Charter"), and (iii) such other agreements, certificates, or documents as we have deemed necessary or appropriate for purposes of this opinion (collectively, the "Transaction Documents"). As to certain factual matters, we have relied solely upon and assumed the accuracy, completeness, and genuineness of, certificates or statements of representatives of Comdisco.

     In our examination of the Transaction Documents, we have assumed, with your consent, that all Transaction Documents submitted to us as photocopies, by telecopy, or by e-mail faithfully reproduce the originals thereof; that the originals are authentic; that all such Transaction Documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that the Restated
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Comdisco, Inc.
April 12, 2000
Page 2


Charter will be adopted in compliance with the terms of the Transaction Documents in all material respects; that each executed Transaction Document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that the outstanding instruments designated as the stock of Comdisco will be treated under Delaware law as validly issued and outstanding shares of Comdisco stock; that all representations and statements set forth in the Transaction Documents are and will remain true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents have been or will be performed or satisfied in accordance with their terms in all material respects.

     Based on the foregoing, it is our opinion, as of the date hereof, that:

     The Reclassification

          (1) No income, gain, or loss will be recognized to Comdisco's shareholders from the reclassification of the existing common stock of Comdisco as Comdisco Stock pursuant to the adoption of the Restated Charter, and the amendment and restatement of the Rights Agreement incident thereto (the "Reclassification"). Comdisco's shareholders will have the same tax basis and holding period in the Comdisco Stock resulting from the Reclassification as they have in their Comdisco common stock immediately before the Reclassification.

          (2) The Comdisco Stock will be treated as stock of Comdisco for federal income tax purposes, and will not be "section 306 stock" within the meaning of Section 306 of the Internal Revenue Code of 1986, as amended (the "Code") or "nonqualified preferred stock" within the meaning of
     Section 351(g) of the Code.

          (3) Comdisco will not recognize income, gain, or loss in and as a result of the Reclassification.

     Ventures Tracking Stock Issuance

          (4) Comdisco will not recognize income, gain, or loss on the sale of Ventures Tracking Stock, the distribution of Ventures Tracking Stock as a dividend on Comdisco Stock, or the issuance of Ventures Tracking Stock in exchange for Comdisco Stock (a "Ventures Tracking Stock Issuance").

          (5) Ventures Tracking Stock issued in a Ventures Tracking Stock Issuance will be treated as stock of Comdisco for federal income tax purposes and will not be "section 306 stock" (within the meaning of Section 306 of the Code) or "nonqualified preferred stock" (within the meaning of
     Section 351(g) of the Code).
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Comdisco, Inc.
April 12, 2000
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          (6) If Comdisco distributes Ventures Tracking Stock as a pro rata dividend on the Comdisco Stock, a holder of Comdisco Stock will not recognize any income, gain, or loss on the receipt of such stock dividend (except where cash is received in lieu of a fractional share). The shareholder will allocate the adjusted tax basis in his or her Comdisco Stock immediately before the distribution between the Comdisco Stock and the Ventures Tracking Stock (including any fractional share deemed received) in proportion to their respective fair market values immediately after the distribution, and will have a holding period in the Ventures Tracking Stock that includes the period for which the Comdisco Stock has been held.

          (7) If Comdisco issues Ventures Tracking Stock in exchange for Comdisco Stock, such exchange will constitute a recapitalization reorganization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, an exchanging shareholder will not recognize any income, gain, or loss on the exchange (except where cash is received in lieu of a fractional share), and will have the same tax basis and holding period in the Ventures Tracking Stock received (including any fractional share deemed received) as he or she has in the Comdisco Stock surrendered.

          (8) A shareholder who receives cash in lieu of a fractional share of Ventures Tracking Stock in a transaction described in paragraph (6) or (7) above will be deemed to receive the fractional share and then sell it back to Comdisco for the cash received in a redemption. He or she will recognize gain or loss equal to the difference, if any, between the tax basis in the fractional share deemed received and the amount of cash received for such fractional share.

     Conversion

          (9) If Comdisco converts Ventures Tracking Stock into Comdisco Stock under the circumstances described in the Prospectus and pursuant to the conversion provisions in the Restated Charter, such conversion will constitute a recapitalization reorganization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, exchanging shareholders will not recognize any income, gain, or loss on the receipt of the Comdisco Stock in exchange for Ventures Tracking Stock (except where cash is received in lieu of fractional shares), and will have the same tax basis and holding period in the Comdisco Stock received in the exchange (including any fractional share deemed received) as they have in the Ventures Tracking Stock surrendered.
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Comdisco, Inc.
April 12, 2000
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     Accuracy of the Tax Discussion

          (10) The discussion contained in the Prospectus under the caption "Material U.S. Federal Income Tax Considerations" constitutes an accurate summary of the material United States federal income tax consequences of the Tracking Stock Proposal.

     The opinions expressed in paragraphs (1)-(9), inclusive, apply only to persons (other than Non-U.S. Holders) who hold their stock as capital assets within the meaning of Section 1221 of the Code, and are not applicable (i) to shareholders who, for federal income tax purposes, are subject to special tax treatment, such as, without limitation, insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations, persons that hold the stock as part of straddle, hedging, or conversion transaction, persons whose functional currency is not the U.S. dollar, or (ii) to shareholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation.

     The opinions expressed herein are based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. In particular, we note that the Clinton Administration proposed legislative changes earlier this year which would, if enacted, apply to tracking stock, and our opinion assumes that no such legislation, or regulations issued thereunder, will apply to any of the Comdisco Stock, the Ventures Tracking Stock, or the transactions addressed herein.

     Further, our opinions are based solely on the documents that we have examined and the additional information that we have obtained and the representations referred to herein that we have assumed with your consent to be true, accurate, and complete on the date hereof. Our opinions cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate or if any of the representations referred to herein is, or later becomes, materially inaccurate.

     Our opinions represent our legal judgment, have no official status of any kind, and are not binding upon the Internal Revenue Service or any court. In this regard we note that no existing authority directly addresses the federal income tax classification of tracking stock, and that the current policy of the Internal Revenue Service is to refuse to issue private letter rulings as to the federal income tax classification of tracking stock.

     Finally, our opinion is limited to the tax matters specifically addressed herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Tracking Stock Proposal or other transactions described in the Prospectus or Proxy Statement, including, but not limited to, any state, local, or foreign tax consequences.
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Comdisco, Inc.
April 12, 2000
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     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

     This letter is furnished by us as counsel to Comdisco solely in connection with the Tracking Stock Proposal and is for the benefit of Comdisco and its subsidiaries and may not be relied upon for any other purpose without our express written consent. We hereby consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to reference of our name under the captions "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.


                                    Very truly yours,

                                    HOPKINS & SUTTER


                                    By: /s/ John B. Palmer III, a Partner
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                                        John B. Palmer III, a Partner